Exhibit 10.37

MATERIAL EVENT SERVICES AGREEMENT
This MATERIAL EVENT SERVICES AGREEMENT (this “Agreement”) is entered into as of November 4, 2011, by and between Kinetic Concepts, Inc., a Texas corporation (the “Company”), and Datura Private Investments Inc. (the “Service Provider”).
WHEREAS, the Company has retained and availed itself of the Service Provider, and the Service Provider has performed and will perform for the Company and in respect of (23) the Company’s subsidiaries, (23) other entities in which the Company is making investments (directly or indirectly) and (23) their respective Affiliates, certain services in connection with, amongst other things, the transactions contemplated by the Merger Agreement (as defined below); and
WHEREAS, the Company desires to retain and avail itself of the Service Provider, and the Service Provider desires to perform for the Company certain Services (as defined below) pursuant to the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.Certain Definitions.  The following terms shall have the following meanings for the purposes of this Agreement. Other capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
“Affiliate” means, in relation to any Person, any other Person directly or indirectly controlling or controlled by or under common control with such Person and, for this purpose, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or procure the direction of the management and policies of such Person, whether through the ownership of shares, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Apax Funds” means, collectively, Chiron A Sàrl, Chiron B1 Sàrl, Chiron US Sàrl, Eagle AIV LP and their respective Permitted Transferees (or their respective nominees, designees or trustees).
“Apax Service Provider” means Apax Partners, L.P.
“Business Day” means a day (excluding Saturdays and Sundays) on which banks are generally open in New York for the transaction of normal banking business.
“Company” has the meaning set forth in the preamble.
“Company Group” means the Company and its subsidiaries and Affiliates.
“Consortium Members” means (23) the Apax Funds, (23) the CPPIB Group and (23) the PSPIB Group.
“CPPIB Group” means, collectively, CPP Investment Board Private Holdings Inc. and its Permitted Transferees (or their respective nominees, designees or trustees).
“CPPIB Service Provider” means CPPIB Equity Investments Inc.
“Exit Event” means (23) a direct or indirect sale of equity securities in the Company in a change of control transaction, (23) an Initial Public Offering, (23) a liquidation of the Company, (23) the sale of all or substantially all of the Company’s assets or (23) any other event analogous to such events, in each case (other than in the case of clause (ii)), to the extent that such event results in any Consortium Member (or any Affiliate or designee of a Consortium Member) receiving proceeds in respect of its equity securities of any company in the Company Group.

For the avoidance of doubt, the transfer by the Company of its equity securities in LifeCell Corporation to Chiron Guernsey L.P. Inc. shall not constitute an “Exit Event”.
“Indemnification Agreement” means the Indemnification Agreement, dated as of the date hereof, by and among the Service Provider, the Apax Service Provider, the CPPIB Service Provider, Chiron Guernsey Holdings L.P. Inc., Chiron Holdings GP, Inc., Chiron Guernsey L.P. Inc., Chiron Guernsey GP Co. Limited, Chiron Topco, Inc., Chiron Holdings, Inc. and the Company (as amended, restated or otherwise modified from time to time).
“Indemnitees” has the meaning set forth in Section 8.
“Initial Public Offering” means an initial public offering of equity securities of any company in the Company Group.
“Limited Partnership Units” has the meaning set forth in the Partnership Agreement.
“Loss” has the meaning set forth in Section 8.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 12, 2011, by and among Chiron Holdings, Inc., Chiron Merger Sub, Inc. and the Company (as amended, restated or otherwise modified from time to time).
“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Chiron Guernsey Holdings L.P. Inc., dated as of the date hereof, among the parties thereto (as amended, restated or otherwise modified from time to time).
“Permitted Syndication Transfer” has the meaning set forth in the Partnership Agreement.
“Permitted Transferee” has the meaning set forth in the Partnership Agreement.
“Pro Rata Share” means with respect to the Service Provider, a fraction (expressed as a percentage), the numerator of which is the aggregate number of Limited Partnership Units held by Affiliates of the Service Provider (and Permitted Transferees of such Affiliates) and the denominator of which is the aggregate number of Limited Partnership Units held by the Apax Funds and Affiliates of each of the Service Provider, the Apax Funds, the Apax Service Provider and the CPPIB Service Provider (and Permitted Transferees of the Apax Funds and such Affiliates); provided that, for purposes of Sections 3(b) and 3(d), the fraction shall be calculated based on the number of Limited Partnership Units held immediately prior to the Refinancing or Exit Event, as applicable; provided, further that, for purposes of Section 3(c), the fraction shall be calculated based on the number of Limited Partnership Units held immediately following the Subsequent Transaction. For purposes of this definition, (i) the number of Limited Partnership Units held by a Person shall include the number of Limited Partnership Units Transferred or deemed to be Transferred by such Person in a Permitted Syndication Transfer and (ii) any specific Limited Partnership Unit may only be counted once for purposes of determining each of the numerator and denominator in the calculation set forth in the immediately preceding sentence.
“PSPIB Group” means, collectively, Port-aux-Choix Private Investments II Inc. and its Permitted Transferees (or their respective nominees, designees or trustees).
“Refinancing” means if any company in the Company Group enters into a binding agreement under which it is entitled to draw down or procure debt financing from any party other than the Consortium Members, their Affiliates or another company in the Company Group (including without limitation, for the purposes of refinancing the facilities made available under finance documents and/or repayment or redemption of any loan notes or any debt securities capable of redemption issued by a company in the Company Group) other than any financing in connection with overdrafts, working capital, capital expenditure, operating leases or finance leases or otherwise in relation to the ordinary operation of its business; provided that, following such financing or refinancing, as the case may be, the Consortium Members or their Affiliates continue to hold either debt or equity securities in any company in the Company Group.
“Related Persons” has the meaning set forth in Section 8.
“Service Provider” has the meaning set forth in the preamble.
“Services” has the meaning set forth in Section 2(a).
“Services Agreement” means the Services Agreement, dated as of the date hereof, between the Company and Chiron Topco, Inc.
“Sharing Percentage” means (23) 67% if LifeCell Corporation is a member of the Company Group or (23) 100% if LifeCell Corporation is not a member of the Company Group.
“Subsequent Transaction” means an investment in debt or equity securities in any company in the Company Group made subsequent to the closing of the initial investment made in connection with the transactions contemplated by the Merger Agreement. For the avoidance of doubt, the transfer by the Company of its equity securities in LifeCell Corporation to Chiron Guernsey L.P. Inc. shall not constitute a “Subsequent Transaction” giving rise to a fee under Section 3(c).
“Term” has the meaning set forth in Section 6(a).
“Termination Fee” has the meaning set forth in the Services Agreement.
“Transfer” has the meaning set forth in the Partnership Agreement.
2.Services.
(a)The Service Provider hereby agrees that, during the Term, it will provide the following services to the Company as and when requested from time to time by the Company as mutually agreed by the Service Provider and the Company (“Services”):
(i)consulting services relating to the structuring and documentation in connection with the acquisition of the Company (including, without limitation, with respect to actions to be taken in connection with the closing contemplated by the Merger Agreement);
(ii)consulting services relating to financial and business due diligence in connection with the acquisition of the Company;
(iii)consulting services relating to the Financing, including advice and assistance relating to the preparation and execution of agreements, consents, documents and instruments related thereto;
(iv)consulting services relating to the Company Group in connection with Exit Events and/or Refinancings; and
(v)consulting services relating to the Company Group in connection with financings, acquisitions and divestitures;
provided, however, that in no case shall the Service Provider be required to perform any services (as described herein or otherwise) directly or indirectly, for any subsidiary of the Company; provided further, that the Service Provider shall act as a consultant and shall not be involved in the management and/or the operational business of the Company or its subsidiaries; provided further, that the Service Provider shall not in the provision of its Services arrange or advise on the merits of any acquisition or divestiture of shares, hedging products or other investments and shall not be required to provide any services which constitute regulated activities under the United Kingdom Financial Services and Markets Act 2000, as amended.
(b)The Service Provider shall devote such time and efforts to the performance of the Services as the Service Provider deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Service Provider on a weekly, monthly, annual or other basis. The Company acknowledges that the Service Provider’s services are not exclusive to the Company and that the Service Provider may render services (including, without limitation, services similar to the Services) to any other Person, including a competitor of any company in the Company Group. In providing Services to the Company, the Service Provider will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.
(c)The Service Provider shall provide and devote to the performance of this Agreement such partners, employees and agents of the Service Provider as the Service Provider shall deem appropriate to the furnishing of the Services required. The fees and other compensation payable to the Service Provider under this Agreement shall be paid by the Company regardless of the extent of Services requested by the Company pursuant to this Agreement, and regardless of whether or not the Company requests the Service Provider to provide any such Services.
3.Fees.
(a)    Closing Fees.  Upon execution of this Agreement the Company shall pay to the Service Provider or its designee a fee equal to $7,476,539.61 for the Services listed in Sections 2(a)(i),2(a)(ii) and 2(a)(iii).
(b)    Refinancing Fees.  For the Services listed in Sections 2(a)(iv) and/or 2(a)(v), as the case may be, upon a Refinancing, the Company shall pay to the Service Provider (or its designee) the Service Provider’s Pro Rata Share of a fee in an amount equal to the product of (x) one percent (1.0%) of the aggregate funds raised from any source in connection with such Refinancing and (y) the Sharing Percentage.
(c)    Subsequent Transaction Fees.  For the Services listed in Sections 2(a)(iv) and/or 2(a)(v), as the case may be, upon the occurrence of a Subsequent Transaction, the Company shall pay to the Service Provider (or its designee) a fee in an amount equal to the product of (x) three percent (3.0%) of the sum invested by members of the PSPIB Group and their Affiliates in the Subsequent Transaction and (y) the Sharing Percentage.
(d)    Exit Event and Termination Fee.  For the Services listed in Sections 2(a)(iv) and/or 2(a)(v) as well as the termination of this Agreement, as the case may be, upon the occurrence of an Exit Event, the Company shall pay to the Service Provider (or its designee) the Service Provider’s Pro Rata Share of a fee in an amount equal to the product of (x) the difference of (i) three percent (3.0%) of the aggregate sums invested by the Consortium Members and their Affiliates (whether through the subscription for debt and equity securities or otherwise) in any company in the Company Group and (ii) the Termination Fee and (y) the Sharing Percentage.
4.Expense Reimbursement.  The Company shall reimburse the Service Provider for all of the Service Provider’s reasonable out-of-pocket fees and expenses (including travel expenses and the fees and expenses of accountants, attorneys and other advisors retained by the Service Provider) incurred by the Service Provider and its partners, members, employees, agents, Affiliates, or designees in connection with the rendering of Services pursuant to this Agreement. Such expenses shall be reimbursed by wire transfer of immediately available funds promptly upon the request of the Service Provider (but in any case no later than five (5) Business Days following such request) and shall be in addition to any other fees or amounts payable to the Service Provider pursuant to this Agreement.
5.Payment of Fees & Other Amounts.  All fees, compensation and other amounts payable to the Service Provider and/or its designee(s) pursuant to this Agreement shall be paid by the Company by wire transfer of immediately available funds to the account(s) designated by the Service Provider or its designee(s) to the Company, except that, solely with respect to the fees set forth in Section 3(b), such fees may be payable other than in cash at the discretion of the board of directors of Chiron Holdings GP, Inc. For purposes of the calculations under this Agreement, a year has three hundred and sixty (360) days.
6.Term.
(a)    This Agreement shall remain in effect until the parties hereto mutually agree in writing to terminate this Agreement (the “Term”), in which case this Agreement shall terminate on the date which is a following anniversary of the date hereof; provided, however, that this Agreement shall automatically terminate (i) upon any Exit Event other than an Initial Public Offering and (ii) immediately following the consummation of an Initial Public Offering unless the Company, by delivery of a written notice to the Service Provider prior to such consummation, otherwise elects to continue this Agreement in full force and effect. Upon termination of this Agreement, the Company shall pay the Service Provider all unpaid fees and expenses due hereunder in cash, including the payment of any of the fees for the Services listed in Sections 2(a)(iv) and/or 2(a)(v), as the case may be.
(b)    Notwithstanding any termination of this Agreement in its entirety in accordance with this Section 6, (23) the provisions of Sections 3, 4 and 5 shall survive until all amounts due and payable thereunder are paid, (23) the provisions of Section 7 shall survive until the final liquidation and dissolution of the Company and (23) the provisions of this Section 6 and Sections 8 through 20 shall survive indefinitely.
7.    Regulatory Compliance.  The Service Provider shall have the right to assign or otherwise restructure any amounts payable to the Service Provider hereunder to ensure regulatory compliance by the Service Provider, its Affiliates and designees.
8.    Indemnification.  The Company agrees to indemnify, exonerate and hold free and harmless the Service Provider and each of its partners, shareholders, members, controlling persons, Affiliates, directors, officers, fiduciaries, managers, employees and agents and each of the partners, shareholders, members, controlling persons, Affiliates, directors, officers, fiduciaries, managers, employees, agents and professional advisors of each of the foregoing (collectively, “Related Persons” and, together with the Service Provider , the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, claims, costs and expenses (including any expense relating to enforcement of rights and obligations hereunder and reasonable attorneys’ fees and expenses incurred in connection with the investigation, settlement and/or defense thereof, including in respect of third party claims), awards or settlements incurred by an Indemnitee (a “Loss”, provided that, for avoidance of doubt, the term “Loss” shall not be deemed to include any diminution in value of the investment by the Service Provider’s affiliated investment funds (including without limitation members of the PSPIB Group and their Affiliates), directly or indirectly, in the Company) before or after the date of this Agreement and arising out of, resulting from, or relating to: (23) this Agreement or the Services provided hereunder, (23) the transactions contemplated by the Merger Agreement, (23) any advice or other Services provided by the Service Provider to the Company whether before, after or on the date hereof or (23) any indemnities or “hold harmless” obligations entered into by the Service Provider or any of its Related Persons with any auditor, service providers, consultant or other person in connection with the transaction contemplated by the Merger Agreement; provided, that the Company will only be required to indemnify, exonerate and hold free and harmless such Indemnitees from such Losses to the extent that such Losses are attributable to the actions or omissions of or otherwise attributable to the Company; provided further, that the foregoing indemnification rights shall not be available to the extent that (a) any such Losses are incurred as a result of such Indemnitee’s willful misconduct or fraud or (b) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law or regulation, in each case, as determined by a final non-appealable ruling of a court of competent jurisdiction. In any action, suit or proceeding against any Indemnitee relating to or arising out of, or alleged to relate to or to arise out of, any such action or non-action, the Indemnitee shall have the right jointly to employ, at the expense of the Company, counsel of the Indemnitee’s choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding. The indemnification rights contained in this Agreement shall be cumulative and in addition to any and all other rights, remedies and recourse to which an Indemnitee, its heirs, successors, assignees and administrators are entitled. The indemnification provided in this Agreement will inure to the benefit of the heirs, successors, assignees and administrators of each of the Indemnitees. If the indemnification provided for above is unavailable in respect of any Losses, then, in lieu of indemnifying an Indemnitee, the Company agrees to contribute to the amount paid or payable by such Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company on the one hand, and such Indemnitee, on the other hand, in connection with the actions which resulted in such Losses, as well as any other equitable considerations.
9.    Disclaimer; Limitation of Liability.
(a)    The Service Provider makes no representations or warranties, express or implied, in respect of any of the Services to be rendered by it hereunder. In no event shall any Indemnitee be liable to any member of the Company Group for any act, alleged act, omission or alleged omission that does not constitute fraud or willful misconduct of such Indemnitee as determined by a final, non-appealable determination of a court of competent jurisdiction.
(b)    In no event will any Indemnitee be liable to any member of the Company Group or to any of their respective officers, directors, employees or agents for any indirect, special, incidental, punitive or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), relating to the Services to be provided hereunder.
(c)    Each Indemnitee shall have the right to (23) engage or invest in the same or similar business activities or lines of business as any member of the Company Group and (23) conduct business with any client or customer of any member of the Company Group. No Indemnitee shall be liable to any member of the Company Group for breach of any duty (contractual or otherwise) by reason of any such activities.
(d)    In the event that any Indemnitee acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any member of the Company Group on the one hand, and any Indemnitee, (or another Person, including without limitation, any member of the PSPIB Group, any Affiliate of the Service Provider, any other client of the Indemnitee or investment made by such person or client), on the other hand, no Indemnitee shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to any member of the Company Group and, notwithstanding any provision hereunder, no Indemnitee shall be liable to any member of the Company Group for breach of any duty (contractual or otherwise) by reason of the fact that any Indemnitee directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to any member of the Company Group.
10.    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. In the case of the Company all notices shall be delivered to its registered address and in the case of the Service Provider to the address set out below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

To the Service Provider:
Datura Private Investments Inc.
1250 René-Lévesque Blvd. West, Suite 900
Montréal, Québec H3B 4W8
Attention: First Vice President and Chief Legal Officer
Facsimile: (514) 937-0403
with a copy (which shall not constitute notice to the Service Provider) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Douglas Warner
Facsimile: (212) 310-8007
To the Company:
Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, Texas 78230
Attention: John T. Bibb
Facsimile: (210) 255-6990
with a copy (which shall not constitute notice to the Company) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Ryerson Symons, Esq.
Facsimile: (212) 455-2502
11.    Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that the Service Provider may assign, without the consent of any party hereto, any or all of its rights, interests and obligations under this Agreement to any of its Affiliates.
12.    Successors and Assigns.  All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
13.    Amendments.  Except as otherwise expressly provided herein, this Agreement may be amended, modified, or waived only by a written instrument signed by the Service Provider, the Apax Service Provider, the CPPIB Service Provider and the Company. The Apax Service Provider and the CPPIB Service Provider shall each be express third-party beneficiaries of the provisions of this Section 13.
14.    Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
15.    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.
16.    Further Action.  The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
17.    Entire Agreement.  This Agreement, the Partnership Agreement and the Indemnification Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.
18.    Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
19.    Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.
20.    Delivery by Facsimile or Email.  This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.
* * * * *

IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be executed on its behalf as of the date first above written by its officer or representative thereunto duly authorized.
DATURA PRIVATE INVESTMENTS INC.
By: /s/ Jim Pittman
Name: Jim Pittman
Title: Vice-President
By: /s/ Charles André Martineau
Name: Charles André Martineau
Title: Vice-President

KINETIC CONCEPTS, INC.
By: /s/ Catherine M. Burzik
Name: Catherine M. Burzik
Title: President and Chief Executive Officer